CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" within the Prospectus and "Shareholder Services - Statements and Reports," "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated September 24, 2010 relating to AllianceBernstein Large Cap Growth Fund, Inc. for the fiscal year ended July 31, 2010 which is incorporated by reference in this Post-Effective Amendment No. 40 to the Registration Statement (Form N-1A No. 33-49530) of AllianceBernstein Large Cap Growth Fund, Inc.

                                                  /s/ERNST & YOUNG LLP


New York, New York
October 27, 2010